Exhibit 99.1

Avantair, Inc. Reports Fiscal 2011 and Its Fourth Quarter Financial Results

Increased Top Line Revenue and Continued Strong Sales Growth

CLEARWATER, Fla. – September 22, 2011 – Avantair, Inc. (OTCBB: AAIR), the industry leader of fractional aircraft ownership, leases and flight hour time cards in the light jet cabin category and the only publicly traded stand-alone private aircraft operator, today announced financial results for its fiscal 2011 full year and fourth quarter which ended June 30, 2011.

Full Year Fiscal 2011 Highlights:

•	Total revenue grew 4.2% to $149.0 million, compared with $143.0 million in fiscal 2010.

•

Fractional shares sold increased 153% to 19 from 7.5 sold during fiscal 2010. Flight hour cards sold increased 19% to 461 from 388 flight hour cards sold during fiscal 2010. The new Axis Lease program resulted in 30.5 new sales in fiscal 2011.

•	Increased total number of revenue generating flight hours flown by 12.7% to 43,305 hours, compared with 38,419 hours in fiscal 2010.

•

Operating loss of ($6.3) million and an EBITDA loss of ($2.1) million, compared with operating profit of $1.7 million and an EBITDA profit of $7.2 million in fiscal 2010. The 2011 loss is primarily attributed to a $7.7 million related to an increase in maintenance expense as a result of increased flight hours, fleet size and completion of aircraft maintenance acceleration to prepare for peak travel periods and increased hours.

•

Net loss attributable to common stockholders was ($12.3) million, or ($0.46) per share, based on 26.4 million weighted average shares outstanding, compared with a net loss of ($5.5) million, or ($0.23) per share, based on 23.4 million weighted average shares outstanding in fiscal 2010.

•	Cash position of $5.6 million, after having repaid $8.2 million in net debt, compared with cash of $9.4 million as of June 30, 2010.

•	Increased fleet size to 56 aircraft, with the addition of one new Piaggio Avanti II aircraft.

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Avantair, Inc.

Fourth Quarter Fiscal 2011 Highlights:

•	Total revenue increased to $40.1 million, up 11.4% year-over-year.

•

Fractional shares sold increased to 1 from .5 sold during fourth quarter of fiscal 2010. Flight cards sold decreased to 93 from 120 sold in fourth quarter of fiscal 2010. The new Axis Lease program resulted in 25 new sales in fourth quarter of fiscal 2011.

•

Revenue generating flight hours flown increased 15% to 11,199 hours, from 9,725 hours for the fourth quarter of fiscal 2010. This compares with 10,582 revenue generating flight hours flown in the fiscal 2011 third quarter.

•	Operating income was $129,000 compared with an operating loss of $432,000 for the fourth quarter of 2010.

•	EBITDA increased to $1 million, compared with EBITDA of $.9 million in the fourth quarter of fiscal 2010.

•

Net loss attributable to common stockholders of ($1.3) million, or ($0.05) per share, based on 26.4 million weighted average shares outstanding. This compares with a net loss attributable to common stockholders of ($2.0) million, or ($0.08) per share, based on 26.3 million weighted average shares outstanding for the fourth quarter of fiscal 2010.

“Avantair has managed through a difficult economic recovery and continues to improve its top line revenue and sales. These continued improvements, given the economy, further supports Avantair’s leadership role in the light jet category,” said Avantair’s Chief Executive Office Steven Santo. “During fiscal 2011, we improved our sales, continued to grow our customer base, introduced a new product – Axis Lease program – increased our revenue generating flight hours and continued to position the company to support our increasing operational sales requirements through accelerated maintenance, while paying down $8.2 million in net debt.

As the industry leader, we believe we are now better positioned to realize growth opportunities as we continue to build our brand and value proposition. Our collective focus will be to ensure the highest level of safety and exceed customer expectations as we continue to look for new ways to improve operational excellence to best serve our Company, our customers and our loyal shareholders,” Mr. Santo concluded.

Avantair, Inc.

Conference Call

Interested parties may participate in the conference call by dialing (1-888-771-4371 Audience US Toll Free) or (1-847-585-4405 Audience US Toll). For International Callers (001-847-585-4405 Toll) Confirmation Number: 30760130. When prompted, ask for the “Avantair Fiscal 2011 and Fourth Quarter Earnings Conference Call.” The conference call will be webcast simultaneously on the Avantair, Inc. website at www.avantair.com under the Investors section.

A telephonic replay of the conference call may be accessed approximately two hours after the call through October 6, 2011 by dialing (1-888-843-7419 US Toll Free) (1-630-652-3042 US Toll) or (For International Callers 001-630-652-3042 Toll) The replay access code is 30760130#. The webcast replay will be available for 12 months at www.avantair.com

Use of Non-GAAP Measure of Performance

The following table reflects the reconciliation of net loss, prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) to the non-GAAP financial measure of EBITDA.

	Three Months Ended June 30		Full Fiscal Year
	2011	2010	2011	2010
GAAP net loss	$(938,681)	$(1,646,008)	$(10,775,921)	$(3,968,558)
Add:
Depreciation and amortization	851,163	1,290,016	4,164,460	5,471,677
Interest expense	1,087,096	1,264,865	4,588,111	5,757,264
Subtract:
Interest and other income	(19,640)	(50,823)	(69,556)	(75,843)

EBITDA	$979,938	$858,050	$(2,092,906)	$7,184,540

The Company believes that the non-GAAP financial measure of EBITDA is useful to investors as it excludes certain non-cash expenses that do not directly relate to the operation of aircraft. This measure is a supplement to accounting principles generally accepted in the United States used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measure may not be comparable to non-GAAP measures of other companies.

Avantair, Inc.

About Avantair

Avantair, the sole North American provider of fractional shares, flight time cards and Axis Club Membership in the Piaggio Avanti aircraft, and the only publicly traded stand-alone private aircraft operator, is headquartered in Clearwater, FL, with over 500 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 57 aircraft. For more information about Avantair, please visit: www.avantair.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Avantair’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions. Avantair cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Avantair assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Avantair’s filings with the Securities and Exchange Commission “(SEC)” and those as may be identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of accounting principles, generally accepted in the United States of America, changes in market acceptance of the company’s products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition. The information set forth herein should be read in light of such risks. Avantair does not assume any obligation to update the information contained in this press release.

Avantair, Inc.

Avantair’s filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

Contact:
Avantair, Inc.	Maryann Aarseth.
Richard Pytak	Public Relations/
Chief Financial Officer	Corporate Communications
727-538-7910 x.105	727.538.7948
rpytak@avantair.com	maarseth@avantair.com

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

ASSETS

	June 30, 2011	June 30, 2010

Current Assets
Cash and cash equivalents	$5,643,305	$9,446,619
Accounts receivable, net of allowance for doubtful accounts of $231,357 and $208,065 at June 30, 2011 and 2010, respectively	12,202,020	10,976,129
Inventory	442,634	181,782
Current portion of aircraft costs related to fractional share sales	20,770,142	26,680,081
Prepaid expenses and other current assets	7,012,555	2,979,055

Total current assets	46,070,656	50,263,666

Long-Term and Other Assets
Aircraft costs related to fractional share sales, net of current portion	9,913,793	43,461,597
Property and equipment, at cost, net of accumulated depreciation and amortization of $19,838,924 and $15,821,591 at June 30, 2011 and 2010, respectively	36,733,929	22,583,073
Cash - restricted	2,361,851	2,358,558
Deposits on aircraft	9,500,988	7,883,834
Deferred maintenance on aircraft engines	266,087	603,515
Goodwill	1,141,159	1,141,159
Other assets	4,950,035	3,342,198

Total long-term and other assets	64,867,842	81,373,934

Total assets	$110,938,498	$131,637,600

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	June 30, 2011	June 30, 2010

Current Liabilities
Accounts payable	$5,908,979	$4,723,718
Accrued liabilities	6,181,807	5,000,249
Customer deposits	2,082,160	1,358,988
Short-term debt	13,000,000	11,000,000
Current portion of long-term debt	7,856,117	4,202,726
Current portion of deferred revenue related to fractional aircraft share sales	23,550,037	32,770,605
Unearned management fee, flight hour card and Axis Club Membership revenues	51,437,316	35,126,401

Total current liabilities	110,016,416	94,182,687

Long-Term Liabilities
Long-term debt, net of current portion	8,198,326	15,620,479
Deferred revenue related to fractional aircraft share sales, net of current portion	18,014,232	35,085,148
Deferred revenue related to Axis Club Membership sales, net of current portion	1,353,618	1,773,943
Other liabilities	2,658,945	2,520,537

Total long-term liabilities	30,225,121	55,000,107

Total liabilities	140,241,537	149,182,794

Commitments and Contingencies

Series A convertible preferred stock, $.0001 par value, authorized 300,000 shares; 152,000 shares issued and outstanding	14,708,088	14,617,958

Stockholders’ Deficit
Preferred stock, $.0001 par value, authorized 700,000 shares; none issued	—	—
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 26,418,246 shares issued and outstanding at June 30, 2011 and 26,353,201 shares issued and outstanding at June 30, 2010	2,642	2,635
Additional paid-in capital	57,212,099	56,896,831
Accumulated deficit	(101,225,868)	(89,062,618)

Total stockholders’ deficit	(44,011,127)	(32,163,152)

Total liabilities and stockholders’ deficit	$110,938,498	$131,637,600

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

Revenue
Fractional aircraft sold	$7,631,525	$10,091,701	$33,328,485	$43,756,222
Management and maintenance fees	19,258,869	18,363,594	75,205,044	72,957,679
Flight hour card and club membership revenue	9,281,964	5,505,820	30,725,624	20,024,602
Other revenue	3,974,371	2,066,183	9,742,823	6,268,071

Total revenue	40,146,729	36,027,298	149,001,976	143,006,574

Operating expenses
Cost of fractional aircraft shares sold	6,900,835	8,681,273	29,156,635	37,317,493
Cost of flight operations	17,582,272	14,542,947	69,253,465	54,151,877
Cost of fuel	4,456,178	3,661,482	17,104,502	14,272,477
Gain on sale of assets	—	—	—	(897,595)
General and administrative expenses	8,751,657	6,882,884	29,550,763	25,861,629
Selling expenses	1,475,849	1,400,662	6,029,517	5,116,153
Depreciation and amortization	851,163	1,290,016	4,164,460	5,471,677

Total operating expenses	40,017,954	36,459,264	155,259,342	141,293,711

Income (loss) from operations	128,775	(431,966)	(6,257,366)	1,712,863

Other income (expenses)
Interest and other income	19,640	50,823	69,556	75,843
Interest expense	(1,087,096)	(1,264,865)	(4,588,111)	(5,757,264)

Total other expenses	(1,067,456)	(1,214,042)	(4,518,555)	(5,681,421)

Net loss	(938,681)	(1,646,008)	(10,775,921)	(3,968,558)

Preferred stock dividend and accretion of expenses	(368,405)	(368,267)	(1,477,459)	(1,506,814)

Net loss attributable to common stockholders	$(1,307,086)	$(2,014,275)	$(12,253,380)	$(5,475,372)

Loss per common share:
Basic and diluted	$(0.05)	$(0.08)	$(0.46)	$(0.23)

Weighted-average common shares outstanding:
Basic and diluted	26,416,798	26,342,201	26,389,758	23,423,785